Pricing Supplement No. 169L Dated June 20, 2006 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Rule 424(b)(2) File No. 333-117775 CUSIP #: 46623E CJ6

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$1,000,000,000 100% $1,500,000 $998,500,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC.	$980,000,000
BLAYLOCK & COMPANY, INC.	$10,000,000
LOOP CAPITAL MARKETS, LLC	$10,000,000

Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Original Issue Date:	June 27, 2006
Stated Maturity:	June 26, 2009

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[  ]  Fixed Rate Note:

[ X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	LIBOR Telerate [ X ] CMT [ ]	LIBOR Reuters [ ]

Interest Payment Dates:   Monthly on the 26th or next good business day of each calendar month, via modified following business day convention, commencing July 26, 2006.

Interest Reset Dates:   Monthly on the 26th or next good business day of each calendar month, via modified following business day convention, commencing July 26, 2006.

Index Maturity:  1-month LIBOR
Spread (+/-):   +5 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Settlement Period: The terms agreement provides that the closing will occur on June 27, 2006, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.